Exhibit 10.01

June 9, 2003

Mr. Jim Bazlen

4421 East Horseshoe Drive
Phoenix, Arizona 85028

Dear Jim:

      This letter shall serve to amend, effective as of June 11, 2003 (“Effective Date”), the terms and conditions of your employment relationship pursuant to that certain letter agreement dated March 30, 2000 between you and CSK Auto, Inc. (the “Agreement”):

      1.     As of the Effective Date, your annual base salary shall be modified to fifty thousand dollars ($50,000.00), to be paid on a bi-weekly basis.

      2.     In addition, you shall receive in connection with your membership on the Board of Directors a fee of $1,500.00 plus reasonable expenses for physical attendance at each Board meeting (regular or special) and each committee meeting that requires a separate trip (i.e., if the committee meeting does not occur in connection with a Board of Directors meeting). For each Board of Directors or committee meeting (regular or special) attended telephonically, you shall be paid a fee of $500.00. Such meeting fees and expenses shall be reimbursed at the end of each fiscal quarter.

      3.     Except as expressly modified and amended herein, the terms and conditions of the Agreement shall continue in full force and effect; provided, however, that in the event of any conflict in the provisions of the Agreement and the provisions of this letter, the provisions of this letter shall govern and control.

      If the foregoing is acceptable, please acknowledge your agreement to the terms and conditions set forth above by signing and dating below.

Very truly yours,

Maynard L. Jenkins
Chairman and Chief Executive Officer

Acknowledged and Accepted
this day of June, 2003

Jim Bazlen